Exhibit 3.3(a)(2)

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

WRCA US HOLDINGS INC.

WRCA US Holdings Inc. (hereinafter called “WireCo Holdings”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. That, in accordance with the provisions of Section 242 of the DGCL, the Board of Directors of WireCo Holdings duly adopted resolutions setting forth this proposed amendment to the Certificate of Incorporation of WireCo Holdings (this “Amendment”) and declaring this Amendment advisable.

2. That this Amendment has been consented to, duly approved and adopted by more than a majority of the stockholders of all of the issued and outstanding stock of WireCo Holdings entitled to vote thereon in accordance with the provisions of Section 228 and Section 242 of the DGCL and the Certificate of Incorporation of WireCo Holdings.

3. That Article IV, Section 1 of the Certificate of Incorporation of WireCo Holdings is hereby amended and restated in its entirety to read as follows:

“Section 1. The Corporation shall be authorized to issue 2,000,000 shares of capital stock, of which 1,500,000 shares shall be shares of Class A Common Stock, $0.01 par value (“Class A Common Stock”) and 500,000 shares shall be shares of Class B Common Stock, $0.01 par value (“Class B Common Stock”). The Class A Common Stock and Class B Common Stock shall have identical rights, privileges, preferences, qualifications, limitations, and restrictions, except as it relates to voting rights. Each share of Class A Common Stock shall be entitled to one vote upon all matters submitted for a vote by the stockholders. The holders of Class B Common Stock shall possess no voting rights with respect to such shares and shall have no right to vote at any stockholders’ meeting with respect to such shares, except as explicitly required by the DGCL.”

4. That this Amendment shall be effective upon its filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, WireCo Holdings has caused this certificate to be executed by a duly authorized officer as of October 31, 2011.

WRCA US Holdings Inc.

By:	/s/ Ira Glazer
Name:	Ira Glazer
Title:	Director/President & CEO